Exhibit D

NEITHER THIS WARRANT NOR ANY OF THE SECURITIES ISSUABLE HEREUNDER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT (AS DEFINED BELOW), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT (II) UNLESS SOLD OR TRANSFERRED TO A "QUALIFIED INSTITUTIONAL BUYER" WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT OR (III) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.
AUTHENTIDATE HOLDING CORP.
COMMON STOCK PURCHASE WARRANT
No. 2015 B-2	December 15, 2015

THIS CERTIFIES THAT, for value received, the Holder is entitled to purchase, and AUTHENTIDATE HOLDING CORP., a Delaware corporation (the "Company"), promises and agrees to sell and issue to the Holder, at any time, or from time to time, during the Exercise Period, up to ONE MILLION (1,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, at the Exercise Price, subject to the provisions and upon the terms and conditions hereinafter set forth. This Warrant is issued by the Company pursuant to that certain Note Exchange Agreement dated as of December 15, 2015 (the "Exchange Agreement") pursuant to which the Company has agreed to issue this Warrant to the initial Holder in partial consideration of the agreement by such Holder to surrender the Original Note (as defined in the Exchange Agreement) in consideration for the issuance by the Company of a new note (a "New Note") on the terms described in the Exchange Agreement.

1.            Definitions of Certain Terms.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Exchange Agreement. In addition to the terms defined elsewhere in this Warrant, the following terms have the following meanings:

(a)            "Business Day" means a day on which banks are open for business in the city of New York.

(b)            "Closing Price" means the last reported sale price of the Company's Common Stock as reported on the principal Trading Market for the Company's Common Stock on the date in question.

(c)            "Commission" means the U.S. Securities and Exchange Commission.

(d)             "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(e)            "Exercise Price" means the price at which the Holder may purchase one share of Common Stock upon exercise of this Warrant as determined from time to time pursuant to the provisions hereof. The initial Exercise Price is $0.30 per share, subject to adjustment as provided herein.

(f)            "Expiration Date" means the 54-month anniversary of the Initial Exercise Date.

(g)            "Holder" means a record holder of the Warrant or shares of Common Stock obtained or obtainable upon exercise of the Warrant, as applicable.  The initial Holder is Lazarus Investment Partners, LLLP.

(h)            "Initial Exercise Date" means the first Business Day following the twelve-month anniversary of the Issue Date; provided, however, in the event that the Company enters into a definitive agreement for the acquisition of all of the outstanding membership interests of Peachstate Health Management LLC, (d/b/a AEON Clinical Laboratories) (the "Definitive Agreement") and consummates the initial closing as contemplated by such Definitive Agreement, then the "Initial Exercise Date" of this Warrant shall be the date that is the three (3) year anniversary date of the initial closing under such Definitive Agreement.

(i)            "Issue Date" means December 15, 2015.

(j)            "Securities Act" means the Securities Act of 1933, as amended.

(k)            "Warrant" means this Common Stock purchase warrant and any warrant or warrants hereafter issued as a consequence of the exercise or transfer of this warrant in whole or in part.

2.            Exercise of Warrant.

(a)            Manner of Exercise.

(i)            Cash Exercise.  This Warrant may be exercised, in whole or in part, at any time or from time to time, during the period commencing as of 9:30:01 a.m., New York time, on the Initial Exercise Date and ending as of 5:30 p.m., New York time, on the Expiration Date (the "Exercise Period"), for ONE MILLION (1,000,000) fully paid and non-assessable shares of Common Stock (the "Warrant Shares"), for an exercise price per share equal to the Exercise Price, by delivery to the Company at its headquarters, or at such other place as is designated in writing by the Company, of:

(1)            a duly executed Notice of Exercise, substantially in the form of Attachment I attached hereto and incorporated by reference herein;

(2)            this Warrant; and

(3)            subject to Section 2(a)(ii) below, payment of an amount in cash equal to the product of the Exercise Price multiplied by the number of Warrant Shares being purchased upon such exercise, with such payment being in the form of (i) a wire transfer of immediately available U.S. funds to an account designated in writing by the Company or (ii) cancellation of indebtedness of the Company held by the Holder at the time of exercise.

The date on which the Company receives the Notice of Exercise, this Warrant, and the Exercise Price payable with respect to the Warrant Shares being purchased shall be deemed to be the date of exercise (the "Date of Exercise").
(ii)            Cashless Exercise. Notwithstanding the provisions of Section 2(a)(i)(3) above (requiring payment by wire transfer or debt cancellation), the Company agrees that, if at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Warrant Shares to the Holder, then Holder shall have the right at such time to exercise this Warrant in full or in part on a cashless basis, computed using the following formula:

X = Y (A - B)
        A
Where:

X = The number of Warrant Shares to be issued to the Holder pursuant to this cashless exercise;

Y =  The number of Warrant Shares in respect of which the net issue election is made;

A =  The Fair Market Value  (as defined below) of one Warrant Share at the time the cashless exercise election is made; and

B =  The Exercise Price then in effect at the time of such exercise.

The term "Fair Market Value" shall mean, on any given day: (A) if the class of Warrant Shares is exchange-traded, the average of the closing sales prices per share of the class of Warrant Shares for the ten (10) consecutive Trading Days ending on the day that is two (2) Trading Days prior to the applicable date of determination of Fair Market Value; or (B) if the class of Warrant Shares is not listed or admitted to trading on any securities exchange but is regularly traded in any over-the-counter market, then the average of the bid and ask prices per share of the class of Warrant Shares for the ten (10) consecutive Trading Days ending on the day that is two (2) Trading Days prior to the applicable date of determination of Fair Market Value; or (C) if the class of Warrant Shares is not traded as described in clauses (A) or (B), then the per share fair market value of the class of Warrant Shares as determined in good faith by the Company's Board of Directors.
(b)            Delivery of Certificates.  Certificates for Warrant Shares purchased hereunder shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder's prime broker with the Depository Trust Company ("DTC") through its Deposit Withdrawal Agent Commission system if the Company is a participant in such system and such Warrant Shares are eligible for delivery in such a manner, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise within three Business Days from the delivery to the Company of the Notice of Exercise, surrender of this Warrant and payment of the aggregate Exercise Price as set forth above (the "Delivery Period").  This Warrant shall be deemed to have been exercised on the date on which this Warrant is surrendered and payment of the Exercise Price is received by the Company. The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date on which all of the criteria described in the immediately preceding sentence have occurred, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open. If fewer than all of the Warrant Shares purchasable under the Warrant are purchased, the Company will, upon such partial exercise, execute and deliver to the Holder a new Warrant (dated as of the Issue Date), in the same form and tenor as this Warrant, evidencing that portion of the Warrant not exercised.

(c)            Delivery of Electronic Shares. In lieu of delivering physical certificates representing the Warrant Shares issuable upon exercise (provided that the transfer agent is participating in the DTC Fast Automated Securities Transfer program and provided further that the Holder provides the transfer agent with information required in order to issue such Warrant Shares to the Holder electronically), upon the request of the Holder as set forth in the Notice of Exercise, but only if  the Warrant Shares may be issued without restrictive legends, the Company shall cause its transfer agent to electronically transmit, within the Delivery Period, the Warrant Shares issuable upon exercise to the Holder by crediting Holder's account with DTC through its Deposit Withdrawal Agent Commission system.  Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.

(d)            No Fractional Shares. If a fractional share of Warrant Shares would, but for the provisions of this Section 2(d), be issuable upon exercise of the rights represented by this Warrant, the Company shall (i) round a half share or greater to be delivered to Holder up to the next whole share and (ii) round a less-than-half share to be delivered to Holder down to the nearest whole share.

(e)            No Charge to Holder Upon Issuance.  The issuance of Warrant Shares upon exercise of this Warrant shall be made without charge to Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of Warrant Shares (other than any transfer taxes resulting from the issuance of Warrant Shares to any person other than Holder).

(f)            Reservation of Shares.  During the Exercise Period, the Company shall reserve and keep available out of its authorized but unissued Common Stock such number of Warrant Shares issuable upon the full exercise of this Warrant.  All Warrant Shares which are so issuable shall, when issued and upon the payment of the applicable Exercise Price, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges and not subject to the pre-emptive rights of any holder of Common Stock or any other class or series of stock of the Company.  During the Exercise Period, the Company shall not take any action which would cause the number of authorized but unissued Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of this Warrant.

(g)            Limitations on Exercises.

            (A)            Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be exercisable by the Holder hereof to the extent (but only to the extent) that after giving effect to such issuance after exercise, such Holder or any of its affiliates, as a result of such exercise, would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company, in both cases which are subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Warrants) beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(g), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 2(g) applies, the determination of whether this Warrant is exercisable  (in relation to other securities owned by the Holder together with any Affiliates) and of which such securities shall be exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder's determination of whether this Warrant may be exercised (in relation to other securities owned by the Holder together with any Affiliates), in each case subject to the Beneficial Ownership Limitation. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Exercise that such notification has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(g), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company's most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant held by the Holder. The Holder, upon not less than 61 days' prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(g), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the Beneficial Ownership Limitation provisions of this Section 2(g) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(g) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

                          (B)            Notwithstanding anything herein to the contrary, if the Company has not obtained Shareholder Approval (as defined in the Exchange Agreement), then (i) the Company may not issue upon exercise of this Warrant a number of shares of Common Stock, which, when aggregated with any shares of Common Stock issued on or after the Closing Date and prior to such exercise (1) in connection with the conversion of any New Notes issued pursuant to the Exchange Agreement or Other Exchange Agreement (defined below) and (2) in connection with the exercise of any Warrants issued pursuant to the Exchange Agreement or Other Exchange Agreement, would exceed 15.1% of the number of shares of the Company's Common Stock outstanding on the Trading Day immediately preceding the Issue Date (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the "Issuable Maximum") and (ii) the Company shall not be obligated to issue any Warrant Shares if such issuance would otherwise violate the Company's obligations under the rules or regulations of its principal Trading Market. Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the original principal amount of the Holder's New Note by (y) the aggregate original principal amount of all promissory notes issued pursuant to the Exchange Agreement or another substantially similar note exchange agreement (the "Other Exchange Agreement"). In addition, each Holder may allocate its pro-rata portion of the Issuable Maximum among New Notes and Warrants held by it in its sole discretion. Such portion shall be adjusted upward ratably in the event a Purchaser no longer holds any New Notes or Warrants and the amount of shares issued to such Purchaser pursuant to its New Notes and Warrants was less than such Purchaser's pro-rata share of the Issuable Maximum. The Company and the Holder understand and agree that shares of Common Stock issued to and then held by the Holder as a result of exercises of Warrants shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto.
(h)            Buy-In.  Notwithstanding anything else to the contrary contained herein, in addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the applicable Warrant Shares purchased upon the proper exercise hereof or credit the Holder's balance account with DTC, as applicable, on or before the end of the Delivery Period (other than a failure caused by any incorrect or incomplete information provided by Holder to the Company hereunder), and if after such date the Holder purchases shares of Common Stock to deliver in satisfaction of a sale by the Holder of Warrant Shares that the Holder anticipated receiving from the Company upon exercise of this Warrant (a "Buy-In"), then the Company shall, within three Business Days after the Holder's request, (1) pay cash to the Holder in the amount by which (x) the Holder's total purchase price (including commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue, by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored, or deliver to the Holder the number of Warrant Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company.  Nothing herein shall limit the Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing the Securities as required pursuant to the terms hereof.

3.            Adjustments in Certain Events.  The number, class, and price of Warrant Shares for which this Warrant may be exercised are subject to adjustment from time to time upon the happening of certain events as follows:

(a)            Subdivisions, Combinations and Other Issuances.  If the outstanding shares of the Company's Common Stock are divided into a greater number of shares, by forward stock split or otherwise, or a dividend in stock is paid on the Common Stock, then the number of shares of Warrant Shares for which the Warrant is then exercisable will be proportionately increased and the Exercise Price will be proportionately reduced.  Conversely, if the outstanding shares of Common Stock are combined into a smaller number of shares of Common Stock, by reverse stock split or otherwise, then the number of Warrant Shares for which the Warrant is then exercisable will be proportionately reduced and the Exercise Price will be proportionately increased.  The increases and reductions provided for in this Section 3(a) will be made with the intent and, as nearly as practicable, the effect that neither the percentage of the total equity of the Company obtainable on exercise of the Warrants nor the price payable for such percentage upon such exercise will be affected by any event described in this Section 3(a).
(b)            Merger, Consolidation, Reclassification, Reorganization, Etc.  In case of any change in the Common Stock through merger, consolidation, reclassification, reorganization, partial or complete liquidation, purchase of all or substantially all the assets of the Company, or other change in the capital structure of the Company, then, as a condition of such change, lawful and adequate provision will be made so that the Holder will have the right thereafter to receive upon the exercise of the Warrant the kind and amount of shares of stock or other securities or property to which the Holder would have been entitled if, immediately prior to such event, the Holder had held the number of Warrant Shares obtainable upon the exercise of the Warrant.  In any such case, appropriate adjustment will be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Holder, to the end that the provisions set forth herein will thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of the Warrant.  The Company will not permit any change in its capital structure to occur unless the issuer of the shares of stock or other securities to be received by the Holder, if not the Company, agrees to be bound by and comply with the provisions of this Warrant.

(c)            If securities of the Company or securities of any subsidiary of the Company are distributed pro rata to holders of Common Stock, such number of securities will be distributed to the Holder or its assignee upon exercise of its rights hereunder as such Holder or assignee would have been entitled to if this Warrant had been exercised prior to the record date for such distribution.  The provisions with respect to adjustment of the Common Stock provided in this Section 3 will also apply to the securities to which the Holder or its assignee is entitled under this Section 3(c).
4.            No Rights as a Stockholder.  Nothing contained in this Agreement shall be construed as conferring upon the Holder any rights whatsoever as a stockholder of the Company, either at law or in equity, including without limitation, or Holders the right to vote or to consent or to receive notice as a stockholder in respect of any meetings of stockholders for the election of directors the right to receive dividends or any other matter.
5.            Restrictions on Transfer; Legends.
(a)            Registration or Exemption Required. Assuming the accuracy of the representations and warranties of the Holder contained in herein, this Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and exempt from state registration or qualification under applicable state laws. The Holder acknowledges that it has been advised by the Company that this Warrant and the Warrant Shares issuable upon exercise thereof have not been registered under the Securities Act. Neither this Warrant nor the Warrant Shares may be pledged, transferred, sold or assigned except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer (i) that the Holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act or a "qualified institutional buyer" as defined in Rule 144A(a) under the Securities Act.

(b)            Representations of Holder. The Holder represents and warrants that it has acquired this Warrant and will acquire the Warrant Shares for its own account for investment and not with a view to the sale or distribution thereof or the granting of any participation therein, and that the Holder has no present intention of distributing or selling to others any of such interest or granting any participation therein. The Holder acknowledges that the Warrant and Warrant Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or registered or qualified under any applicable state securities or "blue-sky" laws or is exempt from registration and/or qualification. The Holder has no need for liquidity in its investment in the Company, and is able to bear the economic risk of such investment for an indefinite period and to afford a complete loss thereof. The Holder is an "accredited investor" as such term is defined in Rule 501 (the provisions of which are known to the Holder) promulgated under the Act.

(c)            Restrictive Legend. The Holder understands that until such time as the Warrant Shares have been registered under the Securities Act, or otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Warrant and the Warrant Shares, as applicable, shall bear a restrictive legend in substantially the form set forth on the cover page of this Warrant (and a stop-transfer order may be placed against transfer of the certificates for such securities).

(d)            Disposition of Warrant or Warrant Shares.  With respect to any offer, sale or other disposition of this Warrant or any Warrant Shares prior to registration of such Warrant Shares, the Holder agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with evidence, reasonably satisfactory to the Company (which shall include such representation of the transferee regarding investment intent as the Company may request, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Securities Act as then in effect or any federal or state securities law then in effect) of this Warrant or such Warrant Shares and indicating whether or not under the Securities Act certificates for this Warrant or Warrant Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory evidence, the Company, as promptly as practicable but no later than seven (7) days after receipt of the written notice, shall notify the Holder that the Holder may sell or otherwise dispose of this Warrant or Warrant Shares, all in accordance with the terms of the notice delivered to the Company.  If the Company determines that the evidence is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly with details thereof after such determination has been made. Notwithstanding the foregoing, any Warrant Shares may be offered, sold or otherwise disposed of in accordance with Rule 144 under the Act and in compliance with the applicable statutory resale restrictions imposed by state securities laws, provided that the Company shall have been furnished with such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 and the applicable resale restrictions imposed by state securities laws have been satisfied.  Each certificate representing this Warrant or the Warrant Shares thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless pursuant to an opinion of counsel for the Holder, such legend is not required in order to ensure compliance with such laws.  The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

(e)            Removal of Restrictive Legends. The certificates evidencing the Warrant Shares  shall not contain any legend restricting the transfer thereof: (A) while a registration statement  covering the sale or resale of the Warrant Shares  is effective under the Securities Act and such legend removal is permitted under applicable securities laws (including compliance with the prospectus delivery requirements of the Securities Act), or (B) following any sale of such Warrant Shares pursuant to Rule 144, or (C) if such Warrant Shares are eligible for sale under Rule 144(b)(1), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) and the Company shall have received an opinion of counsel to the Holder in form reasonably acceptable to the Company to such effect (collectively, the "Unrestricted Conditions").  The Company shall cause its counsel to issue a legal opinion to its transfer agent if required by the transfer agent to effect the issuance of the Warrant Shares, as applicable, without a restrictive legend or removal of the legend hereunder.  The Company agrees that at such time as the Unrestricted Conditions are met, it will, no later than three (3) Trading Days following the delivery by the Holder to the Company or the transfer agent of a certificate representing Warrant Shares, issued with a restrictive legend, deliver or cause to be delivered to such Holder a certificate (or electronic transfer) representing such Warrant Shares that is free from all restrictive and other legends.

(f)            Notwithstanding anything else herein, the Holder agrees that provided that the Company enters into the Definitive Agreement and consummates the initial closing as contemplated by such Definitive Agreement, then prior to the date that is the three (3) year anniversary date of the initial closing under such Definitive Agreement, the Holder shall not, to its knowledge, transfer all or any portion of this Warrant or any of the Warrant Shares to any other person or entity, which person or entity is either (i) the beneficial holder of more than 4.99% of the Common Stock of the Company or (ii) would become, by reason of such transfer, the beneficial holder of more than 4.99% of the Common Stock of the Company; provided that the provisions of this Section 5(f) will terminate and be superseded by that certain lock-up agreement contemplated by the Definitive Agreement upon the Holder's execution of such lock-up agreement.

6.            Registration Rights.  The Holder shall be entitled to all of the rights and subject to all of the obligations regarding registration of the shares of Common Stock issuable upon the exercise of this Warrant as described in the Exchange Agreement.
7.            Notices; Adjustments.
(i)            All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (iii) two (2) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company or to Holder, as applicable, at the respective addresses set forth on the signature page to the Purchase Agreement or at such other address(es) as they may designate, respectively, by ten (10) days advance written notice to the other party hereto.
(ii)            Upon the occurrence of any adjustments pursuant to Sections 3(a) or 3(c) hereof, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment in accordance with the terms hereof and furnish to Holder a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to the date on which any such record is to be taken for the purpose of such dividend or distribution, a notice specifying such date.  In the event of any voluntary dissolution, liquidation or winding up of the Company, the Company shall mail to the Holder, at least ten (10) days prior to the date of the occurrence of any such event, a notice specifying such date.  If the approval of any stockholders of the Company shall be required in connection with any transaction contemplated by Section 3(b) above, then, the Company shall cause to be mailed to the Holder at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating the date on which such transaction is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such transaction. Notwithstanding the immediately preceding sentences, however, if the date on which the Company is obliged to provide notice hereunder to the Holders is prior to a public announcement relating to the events set forth and on such date the Company's securities are traded or quoted on any recognized national securities exchange or quotation system, then such notice shall be provided to each Holder simultaneously with the notice provided to the Company's common stockholders. Failure to give such notice, or any defect therein, shall not, however, affect the legality or validity of any such action.

8.            Non-Circumvention.  The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be reasonably required to protect the rights of the Holder.
9.            Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles, and notwithstanding the fact that one or more counterparts hereof may be executed outside of the state, or one or more of the obligations of the parties hereunder are to be performed outside of the state.
10.            Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant, having terms and conditions identical to this Warrant, in lieu hereof.
11.            Modification and Waiver of Warrants. This Warrant may only be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.
12.            Successors.  This Warrant shall be binding and inure to the benefit of the parties and their respective successors and assigns hereunder; provided that this Warrant may be assigned by Holder only in compliance with the conditions specified in and in accordance with all of the terms of this Warrant.  This Warrant does not create and shall not be construed as creating any rights enforceable by any other person or corporation.
13.            Headings.  The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.
14.            Saturdays, Sundays, Holidays.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of New York, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.
15.            Severability.  If any provision of this Warrant shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Warrant.
16.            Execution and Counterparts.  This Warrant may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one instrument.  Any one of such counterparts shall be sufficient for the purpose of proving the existence and terms of this Warrant, and no party shall be required to produce an original or all of such counterparts in making such proof.
17.            Acceptance.  Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.
Signature page to Common Stock Purchase Warrant follows.

IN WITNESS WHEREOF, the Company has caused this Common Stock Purchase Warrant to be executed and delivered as of the Issue Date by an officer thereunto duly authorized.
AUTHENTIDATE HOLDING CORP.
By: /s/ William P. Henry
Name: Title:
Address for Notice: 300 Connell Drive, 5th Floor Berkeley Heights, NJ 07922

ATTACHMENT I
NOTICE OF EXERCISE

TO:            AUTHENTIDATE HOLDING CORP.
               Attention: Chief Financial Officer

The undersigned hereby elects to purchase, pursuant to the provisions of the Common Stock Warrant issued by Authentidate Holding Corp., and held by the undersigned, the original of which is attached hereto, and (check the applicable box):
☐	Tenders herewith payment of the Exercise Price in the form of cash, via wire transfer of immediately available funds, in the amount of $____________ for _________ shares of Common Stock.
☐	Elects the cashless exercise option pursuant to this Warrant, and accordingly requests delivery of _________ shares of Common Stock, net, pursuant to the following calculation:
X = Y (A-B)/A
(       ) =  (_____) [(_____) - (_____)]/(_____)
Where
X =            The number of shares of Common Stock to be issued to the Holder pursuant to  this cashless exercise;

Y =            The number of shares of Common Stock in respect of which the net issue election  is made;

A =            The Fair Market Value of one share of Common Stock, as calculated per the  terms of the Warrant; and

B =            The Exercise Price then in effect as of the date of exercise.
☐	If this box is checked, as long as the Company's transfer agent participates in the DTC Fast Automated Securities Transfer program ("FAST"), and except as otherwise provided in the next following sentence, the Company shall effect delivery of the shares of Common Stock to the Holder by crediting to the account of the Holder or its nominee at DTC (as specified in this Exercise Notice) with the number of shares of Common Stock required to be delivered. In the event that the Company's transfer agent is not a participant in FAST, or if the shares of Common Stock are not otherwise eligible for delivery through FAST, the Company shall effect delivery of the shares of Common Stock by delivering to Holder or its nominee physical certificates representing such shares.
Information for Delivery of uncertificated Shares by DWAC:

Account Number:
Account Name:
DTC Number:

☐      If this box is checked, the Holder requests delivery of physical certificates representing the Warrant Shares and requests that such certificates be delivered to the following address:

Name:  ____________________________________________________________
(please typewrite or print in block letters)

Address: __________________________________________________________

Tax I.D. No. or Social Security No.: ____________________________________

If such number of shares shall not be all the shares purchasable upon the exercise of the Warrants evidenced by this Warrant, a new warrant certificate for the balance of such Warrants remaining unexercised shall be registered in the name of and delivered to:
Name:  ____________________________________________________________
(please typewrite or print in block letters)

Address: __________________________________________________________

Tax I.D. No. or Social Security No.: ____________________________________

HOLDER:

Name:
 Title:
Date:

ATTACHMENT II

[FORM OF ASSIGNMENT]

(To be executed by the registered holder if such holder
desires to transfer the Warrant Certificate.)

FOR VALUE RECEIVED, the undersigned Holder of this Warrant hereby sells, assigns and transfers the foregoing Warrant and all rights evidenced thereby to
Name:	_____________________________________
(Please Print)
Address:	_____________________________________
(Please Print)
Tax ID No.:	______________________________________

and does hereby irrevocably constitute and appoint                                         , Attorney, to transfer the within Warrant Certificate on the books of Authentidate Holding Corp., Inc., with full power of substitution.

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

Dated:	Holder: ________________________ ______________________________ (Print Name) ______________________________ (Signature)

STATE OF ___________)
COUNTY OF  _________) ss:

On this __ day of ___________, before me personally came ________, to me known or who has produced the sufficient identification and who being by me duly sworn, did depose and say that he/she resides at __________________, that he/she, being duly authorized, executed the foregoing instrument on behalf of the holder of such instrument, and acknowledged before me that he/she had the authority to execute same in the name of said entity and did, in fact, execute the same in the capacity as stated herein.

_____________________________
Notary Public

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